Exhibit 10.1
GOLFSMITH INTERNATIONAL HOLDINGS, INC.
ANNUAL MANAGEMENT INCENTIVE PROGRAM
§ 1
PURPOSE
     The purpose of this Program is to give each Participant the opportunity to receive a bonus for each Bonus Period payable in cash if, and to the extent, the Committee determines that the Company Performance Goals and Participant Performance Goals set by the Committee for Golfsmith and for such Participant for such Bonus Period have been met.
§ 2
DEFINITIONS
     2.1. Base Salary. The term “Base Salary” for purposes of this Program means for each Participant for each Bonus Period his or her base salary for such period as determined under Golfsmith’s standard payroll policies and practices.
     2.2. Bonus Period. The term “Bonus Period” for purposes of this Program means Golfsmith’s fiscal year or the first one-half or the second one-half of any such fiscal year.
     2.3. Committee. The term “Committee” for purposes of this Program means the Compensation Committee of the Board of Directors of Golfsmith.
     2.4. Company Performance Goal. The term “Company Performance Goal” for purposes of any Bonus Period means Golfsmith’s goal for earnings and/or other financial targets as defined by the Compensation Committee.
     2.5. Eligible Employee. The term “Eligible Employee” for purposes of any Bonus Period means an employee of Golfsmith, its parent company, or one of its wholly owned subsidiaries who is paid on the salaried payroll and who is expected to work at least 35 hours per week during such Bonus Period.
     2.6. Golfsmith. The term “Golfsmith” for purposes of this Program means Golfsmith International, Inc. and any successor to Golfsmith International, Inc.
     2.7. Participant. The term “Participant” for purposes of this Program means for each Bonus Period an Eligible Employee who is designated as a Participant by the Committee under § 3.
     2.8. Participant Performance Goal. The term “Participant Performance Goal” for purposes of this Program means one, or more than one, personal performance goal, department specific performance goal or facility specific goal or other goal as the Committee deems appropriate, all as set under § 4 by the Committee for each Participant for each Bonus Period.
     2.9. Potential Bonus. The term “Potential Bonus” for purposes of this Program means a Participant’s maximum possible bonus, if any, for a Bonus Period as determined under § 4.
     2.10. Program. The term “Program” means this Golfsmith Annual Management Incentive Program as in effect from time to time.
     2.11. Target Bonus. The term “Target Bonus” for purposes of this Program means for each Participant for each Bonus Period his or her target bonus for such Bonus Period, which target shall be set by the Committee and shall be expressed as a percentage of a Participant’s Base Salary for such Bonus Period.

§ 3
PARTICIPATION
     The Committee for each Bonus Period shall designate each Eligible Employee who will be a Participant for such Bonus Period. An Eligible Employee’s status as a Participant for any Bonus Period automatically shall terminate if (1) he or she fails to be employed as an Eligible Employee for at least 90 consecutive days in such period, (2) he or she receives a termination warning, orally or in writing, pursuant to Golfsmith’s personnel policies and practices, at any time in the 3 month period which ends on the date of the payment of any bonus for such Bonus Period or (3) his or her employment terminates for any reason before bonuses are paid for such period.
§ 4
PERFORMANCE GOALS AND TARGET BONUS
     The Committee shall set a Company Performance Goal for Golfsmith for each Bonus Period and a Participant Performance Goal and Target Bonus for each Participant for each Bonus Period no later than 90 days after the beginning of such Bonus Period. The Committee shall have the right in its absolute discretion to set a different Participant Performance Goal and a different Target Bonus for each Participant. The Committee shall have the right in its absolute discretion thereafter to adjust (1) the Company Performance Goal for any Bonus Period as the Committee deems necessary or appropriate to fairly reflect any acquisitions, dispositions or other extra-ordinary events which were not taken into account in establishing the original Company Performance Goal and (2) any Participant Performance Goal or Target Bonus to fairly reflect any promotion or demotion or change in Base Salary for the Participant. The Committee after the end of each Bonus Period shall determine the extent to which the Company Performance Goal has been met and the extent to which each Participant Performance Goal has been met and thus his or her Potential Bonus, if any, for such Bonus Period.
§ 5
BONUS POOL
     The Committee shall establish a bonus pool for each Bonus Period either before, after or during a Bonus Period based on such criteria as the Committee deems appropriate under the circumstances. If the bonus pool for a Bonus Period equals or exceeds the sum of the Potential Bonuses for each Participant for such Bonus Period, each Participant will be paid his or her Potential Bonus. If the bonus pool for a Bonus Period is less than the sum of the Potential Bonuses for each Participant for such Bonus Period, each Participant will be paid a portion of his or her Potential Bonus, which portion shall be determined by multiplying such bonus pool by a fraction, the numerator of which is the Participant’s Potential Bonus and the denominator of which is the sum of the Potential Bonus for such Bonus Period for all Participants.
§ 6
AMENDMENT AND TERMINATION
     The Committee shall have the right in its sole and absolute discretion to amend the terms of this Program in any respect from time to time or to terminate this Program at any time by a vote of a majority of the members of the Committee.
§ 7
MISCELLANEOUS
     7.1 Withholding. Golfsmith shall have the right to take such action as it deems necessary or appropriate to satisfy any federal and state income tax withholding requirements applicable to any bonus payable under this Program.

     7.2. Governing Law. This Program shall be construed in accordance with the laws of the State of Texas.
     7.3. General Creditor Status. The payments called for under this Program shall be made from Golfsmith’s general assets and the status of each Participant with respect to his or her claim for a payment under this Program shall be the same as the status of a general and unsecured creditor of Golfsmith.
     7.4. No Assignment. No Participant shall have the right to assign or otherwise alienate or commute all or any part of a bonus which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.
     7.5. No Contract of Employment. The designation of any Eligible Employee as a Participant in this Program shall not constitute an agreement by Golfsmith to employ any such individual for any period of time or affect Golfsmith’s right to terminate his or her employment at any time and for any reason or for no reason.